SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the Appropriate Box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Wells Fargo Funds Trust
(Name of Registrant as Specified in Its Charter)

Payment of filing fee (check the appropriate box):

[X] [ ]	No fee required. Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(a) Title of each class of securities to which transaction applies:
(b) Aggregate number of securities to which transaction applies:
(c) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(d) Proposed maximum aggregate value of transaction:
(e) Total fee paid:
[ ]	Fee paid previously with preliminary material
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(a) Amount Previously Paid: ______________
(b) Form, Schedule or Registration Statement No.: ____
(c) Filing Party: ______________________
(d) Date Filed: _______________________

[WFAM Logo]

URGENT: YOUR VOTE IS CRITICAL

Dear Valued Wells Fargo Funds Shareholder:

I am writing today to ask for your help with the Fund’s shareholder proxy that has been underway for the past few months. The Special Meeting of Shareholders for the Wells Fargo Funds Trust has been adjourned to permit shareholders additional time to vote on the proposals set forth in the proxy statements.

The Board of Trustees has approved the proposals and recommends you vote in favor of each of the proposals applicable to your Fund. ISS Governance Services and Glass Lewis & Co. LLC, two independent proxy advisory firms, have also issued favorable recommendations and recommend that shareholders vote in favor of the proposals.

You are an important shareholder of the Fund and your vote is critical. The next shareholder meeting is scheduled for Friday, October 15, 2021 so your immediate participation is needed.

The Fund offers three easy methods for you to vote:

VOTE ONLINE
Visit www.proxyvote.com and enter the control number that appears on your enclosed proxy card. Follow the on-screen prompts to vote.

VOTE BY MAIL
Return the executed proxy card in the postage-paid envelope provided so it is received before October 15, 2021.

VOTE BY PHONE
Call 1-855-928-4485 Monday through Friday, 9 a.m. to 10 p.m. ET, to speak with a proxy specialist.
OR
If you have your proxy materials, call the number listed on your enclosed proxy card and follow the touch-tone prompts to vote.

We truly appreciate your investment and regret any inconvenience as a result of this process. Thank you again for your help and support.

Sincerely,

Andrew Owen
President
Wells Fargo Funds

Wells Fargo Asset Management (WFAM) is the trade name for certain investment advisory/management firms owned by Wells Fargo & Company. These firms include but are not limited to Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. Certain products managed by WFAM entities are distributed by Wells Fargo Funds Distributor, LLC (a broker-dealer and Member FINRA). This material is for general informational and educational purposes only and is NOT intended to provide investment advice or a recommendation of any kind—including a recommendation for any specific investment, strategy, or plan. 406098 09-19

INVESTMENT PRODUCTS: NOT FDIC INSURED - NO BANK GUARANTEE - MAY LOSE VALUE

WFT-ADJ